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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDENDS

        Indianapolis, Indiana—July 28, 2004...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and six months ended June 30, 2004:

  •
  Diluted funds from operations ("FFO") of the Simon portfolio for the quarter increased 5.5% to $268.5 million from $254.5 million in 2003. On a per share basis the increase was 5.2% to $1.01 per share from $0.96 per share in the second quarter of 2003. Diluted FFO of the Simon portfolio for the six months increased 7.3% to $522.8 million from $487.3 million in 2003. On a per share basis the increase was 6.5% to $1.97 per share from $1.85 per share in 2003.

  •
  Net income available to common shareholders for the quarter increased 40.6% to $70.7 million from $50.3 million in 2003. On a diluted per share basis the increase was 30.8% to $0.34 per share from $0.26 per share in the second quarter of 2003. Net income available to common shareholders for the six months increased 13.0% to $119.1 million from $105.4 million in 2003. On a diluted per share basis the increase was 3.6% to $0.58 per share from $0.56 per share in 2003.

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Comparable retail sales per square foot increased 6.6%, to $419 at June 30, 2004 as compared to $393 at June 30, 2003, while total retail sales per square foot increased 6.7%, to $414 at June 30, 2004 as compared to $388 at June 30, 2003. Average base rents for mall and freestanding stores in the regional mall portfolio were $32.92 per square foot at June 30, 2004, an increase of $1.45 or 4.6%, from June 30, 2003. The average initial base rent for new mall store leases signed during the first six months of 2004 was $38.98, an increase of $6.18 or 18.8% over the tenants who closed or whose leases expired. Occupancy for mall and freestanding stores in the regional malls at June 30, 2004 was 91.3%, as compared to 91.6% at June 30, 2003.

        "During the second quarter we continued to demonstrate the ability to grow our business in multiple ways," said David Simon, Chief Executive Officer. "We completed acquisitions of interests in four retail assets and announced our strategic transaction with Chelsea Property Group. We opened one new development project, broke ground on another, and now have six projects under construction. Our core portfolio continues to perform well as evidenced by healthy increases in retail sales and re-leasing spreads."

Dividends

        Today the Company announced a common stock dividend of $0.65 per share to be paid on August 31, 2004 to shareholders of record on August 17, 2004.

        The Company also declared dividends on its two public issues of preferred stock, payable on September 30, 2004 to shareholders of record on September 16, 2004:

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share.

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)—$0.98625 per share.

Chelsea Property Group Acquisition

        On June 21, 2004 the Company announced that it had signed a definitive merger agreement to acquire all of the outstanding common stock of Chelsea Property Group, Inc. ("Chelsea") (NYSE: CPG) and its operating partnership subsidiary in a transaction valued at approximately $3.5 billion. The Company will also assume Chelsea's existing indebtedness and preferred stock, which totaled approximately $1.3 billion as of March 31, 2004. Chelsea has interests in 60 premium outlet and other shopping centers containing 16.7 million square feet of gross leasable area in 31 states and Japan. The transaction is subject to approval by Chelsea's shareholders, as well as customary closing conditions, and is expected to close during the fourth quarter of 2004.

Development Activities

        In May of 2004, Chicago Premium Outlets, a 50/50 joint venture with Chelsea Property Group, opened in Aurora, Illinois. Located approximately 35 miles west of downtown Chicago on Interstate 88 (also known as the East-West Tollway), this upscale manufacturers' outlet shopping center comprises 438,000 square feet and features tenants such as Giorgio Armani, Polo Ralph Lauren, Brooks Brothers Factory Store, Elie Tahari, Kate Spade, Kenneth Cole and Versace Company Store. The center is 98% leased, and traffic and sales have exceeded initial expectations. Gross costs of the project are approximately $90 million and the center is expected to yield a stabilized rate of return of 16%.

        The Company has six new development projects currently under construction:

  •
  Clay Terrace is a 570,000 square foot upscale center located at the southwest corner of U.S. 31 and 146th Street, approximately fifteen miles north of downtown Indianapolis, Indiana. Clay Terrace is an open-air, mixed-use shopping center project, incorporating a mix of anchor stores, specialty retail stores, unique restaurants and Class A office space. Clay Terrace tenants will include Dick's Sporting Goods, Wild Oats, Circuit City, and Designer Shoe Warehouse. The Company owns the project in a 50/50 joint venture with Indianapolis-based Lauth Property Group. Gross costs are expected to approximate $108 million and the project is scheduled to open in October of 2004.

  •
  St. Johns Town Center, a 1.5 million square foot open-air retail project, is under construction in Jacksonville, Florida. The project will be comprised of a village component with a mainstreet design, a community center, and an integrated multifamily, condominium and hotel component. The village will be anchored by Dillard's, Barnes & Noble and Dick's Sporting Goods. Target, Ross Dress for Less, Designer Shoe Warehouse, Staples, Old Navy, JoAnn Fabrics, PetsMart and Pier One will anchor the community center. Restaurants will include The Cheesecake Factory, Maggiano's, and P.F. Chang's. Simon is developing the project in conjunction with joint venture partner Ben Carter Properties. The Company will own 85% of this project until certain financial hurdles are met, at which time ownership will be 50/50. Gross costs are expected to approximate $158 million and the project is scheduled to open in March of 2005.

  •
  Wolf Ranch is a 670,000 square foot retail shopping complex located at the southwest corner of I-35 and State Road 29 in Georgetown, Texas. It will be an open-air, mixed-use shopping center containing a mix of anchor stores, specialty retail stores and unique restaurants. Wolf Ranch will be anchored by Target and Kohl's and contain eight junior anchors including Linens 'n Things, Office Depot, Best Buy, T.J. Maxx, Michaels and PetsMart. Gross costs are expected to approximate $98 million, and the project is scheduled to open in July of 2005. The Company owns 100% of this asset.

  •
  Firewheel Town Center is a 785,000 square foot open-air regional shopping center located at the intersection of State Road 190 and President George Bush Expressway and State Road 78 in Garland, Texas. The project will feature Foley's, Dillard's, AMC Theaters, Barnes & Noble, Circuit City, Linens 'n Things, Old Navy and Pier One. The project will contain approximately 245,000 square feet of small shop space, four sit-down restaurants, plus 75,000 square feet of second level office space. Gross costs are expected to approximate $132 million, and the project is scheduled to open in October of 2005. The Company owns 100% of this asset.

  •
  Rockaway Plaza is a 250,000 square foot community center featuring Dick's Sporting Goods, Target, Lowes Cineplex and PetsMart located in Rockaway, New Jersey, adjacent to the Company's Rockaway Townsquare. Gross costs are expected to approximate $39 million and the project is scheduled to open in the fourth quarter of 2005.

  •
  The Town Center at Coconut Point is an open-air, mixed-use mainstreet regional shopping center that is part of a 482 acre master planned community named Coconut Point located in Estero/Bonita Springs, Florida. The Town Center at Coconut Point will contain approximately 1.2 million square feet of retail space, 45,000 square feet of office condominiums and 325 condominium units. The Town Center at Coconut Point's retail space will be comprised of three components. The village will be a mainstreet design anchored by Dillard's, Muvico Theatres, Barnes & Noble and four restaurants. The community center will be anchored by Bed Bath & Beyond, Best Buy, Designer Shoe Warehouse, Office Max, Old Navy, PetsMart, Pier One, Ross Dress for Less and Sports Authority. On July 21st, the Company announced that Sears Grand will also anchor the community center in a 180,000 square-foot store. Connecting the village and the community center will be the third component, a unique and exciting concept called The Lakefront, which will contain entertainment, casual and sit-down dining and shops. Gross costs are expected to approximate $225 million and the project is scheduled to open in phases between October 2005 and September 2006. The Company owns the project in a 50/50 joint venture with Dillard's, Inc.

        The Company's most significant expansion and redevelopment projects underway are the redevelopment of SouthPark Mall in Charlotte, North Carolina and Aurora Mall in Aurora (Denver), Colorado, and the expansion of The Forum Shops at Caesars. Phase II of the redevelopment of SouthPark is under construction which will add Galyan's (opening in October of 2004), Joseph Beth Booksellers, a food court and two restaurants. Expected gross costs for phase II of SouthPark's redevelopment are $39 million. On Monday, the Company announced that Neiman Marcus will be added to SouthPark in 2006. The Aurora Mall redevelopment will consolidate Foley's two locations into one state-of-the-art store, add Dillard's and a new food court and include a complete mall renovation. Expected gross costs for the redevelopment of Aurora Mall are $62 million. The project will open in phases: Foley's and the renovation in August of 2005, with Dillard's opening in September of 2006. The phase III expansion of Forum Shops will open in October of 2004, adding 175,000 square feet of unique luxury designers, restaurants, and one-of-a kind retailers. Expected gross costs for phase III of Forum Shops are $139 million.

Acquisitions

        On April 1, 2004, the Company increased its ownership in The Mall of Georgia Crossing from 50% to 100% for approximately $26 million. This 441,000 square foot community center is located adjacent to the Company's Mall of Georgia in Mill Creek, Georgia.

        On April 27, 2004, the California Public Employees' Retirement System ("CalPERS") and the State of Michigan Treasury ("Michigan") sold their interests in Bangor Mall located in Bangor, Maine (50% interest) and Montgomery Mall located in Montgomeryville, Pennsylvania (57.31% interest) to their existing partners. In connection with these transactions, Simon Property Group's interest in Bangor Mall increased to 67.6% from 32.6% and its interest in Montgomery Mall increased to 54.4% from 23.1%. The Company's cost to acquire these additional ownership interests was approximately $67 million.

        Bangor Mall comprises 655,000 square feet and is anchored by Filene's, JCPenney and Sears, with Dick's Sporting Goods under construction and scheduled to open in November of 2004. Bangor Mall generates sales of approximately $370 per square foot, was 91% leased at December 31, 2003, and is the only mall in the city of Bangor. Montgomery Mall is a 1.1 million square foot center in suburban Philadelphia and is anchored by JCPenney, Macy's, Sears and Strawbridge's. Montgomery Mall generates sales of approximately $360 per square foot and was 92% leased at December 31, 2003.

        On May 4, 2004, the Company completed the purchase of a 100% interest in Plaza Carolina in San Juan, Puerto Rico for approximately $309 million from a partnership owned 50% by CalPERS and 50% by Michigan. Plaza Carolina is the premier shopping destination in the entire northeast sector of Puerto Rico. Located in Carolina, southeast of San Juan, Plaza Carolina is comprised of 1.1 million square feet and is anchored by JCPenney, Sears, a supermarket, a movie theater and four junior anchors. Specialty shop retailers include Limited Too, PacSun, d.e.m.o., Claire's Boutique, Casa Febus, GAP, Rave, Charlotte Russe, Zales Jewelers, World Footlocker, Old Navy and Champs Sports. Built in 1978, Plaza Carolina generates total annual sales of approximately $275 million and sales per square foot of over $450. The center has maintained a 98% average historical occupancy rate over the last five years.

        Together, these acquisitions are expected to generate a yield of 8% on an unlevered basis over the next 12 months.

Dispositions

        Three real estate asset dispositions are reflected in second quarter results. On April 7th the Company sold its interest in the New York Times Square Westin Hotel. On April 8th the Company and its joint venture partner sold The Yards Plaza, a community center in Chicago, Illinois. On June 15th the Company sold Hutchinson Mall, a regional mall in Hutchinson, Kansas. Gross proceeds from these sales were approximately $52 million and the Company's share of gains (before taxes) aggregated $11.9 million.

2004 Guidance

        The Company raised its 2004 earnings guidance today. Diluted net income per share is expected to be within a range of $1.64 to $1.68 and diluted FFO per share is expected to be within a range of $4.31 to $4.35. This guidance does not take into account any potential 2004 impact from the acquisition of Chelsea Property Group. The following table provides the reconciliation of estimated diluted net income per share to diluted FFO per share.

For the twelve months ended December 31, 2004

	Low Range	High Range
Estimated diluted net income per share	$1.64	$1.68
Depreciation and amortization including our share of joint ventures	2.68	2.68
(Gain)/Loss on sales of real estate and discontinued operations	0.00	0.00
Impact of additional dilutive securities for FFO per share	(0.01)	(0.01)

Estimated diluted FFO per share	$4.31	$4.35

Forward-Looking Statements

        Estimates of future net income per share and FFO and other statements regarding future developments and operations are forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest or foreign currency. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.companyboardroom.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 12:00 p.m. Eastern Daylight Time (New York) tomorrow, July 29th. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

        The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of a Form 8-K. If you wish to receive a copy via mail, please call 800-461-3439.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 246 properties in North America containing an aggregate of 192 million square feet of gross leasable area in 37 states plus Canada and Puerto Rico. The Company also holds interests in 48 assets in Europe (in France, Italy, Poland and Portugal). Additional Simon Property Group information is available at www.simon.com.

SIMON
Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2004		2003	2004		2003
REVENUE:
Minimum rent	$362,008		$330,997	$716,906		$657,676
Overage rent	8,549		6,884	18,030		14,902
Tenant reimbursements	178,073		166,858	351,868		326,174
Management fees and other revenue	18,490		21,274	36,403		40,100
Other income	34,463		30,214	61,677		51,180

Total revenue	601,583		556,227	1,184,884		1,090,032
EXPENSES:
Property operating	86,574		81,169	171,433		158,561
Depreciation and amortization	145,513		122,831	283,607		243,535
Real estate taxes	60,407		57,743	120,620		109,389
Repairs and maintenance	20,388		20,352	42,822		42,613
Advertising and promotion	12,758		12,245	25,384		23,688
Provision for credit losses	3,306		4,059	6,738		8,401
Home and regional office costs	21,267		20,130	42,232		38,883
General and administrative	3,460		4,030	7,023		7,073
Other	7,709		6,018	16,602		11,972

Total operating expenses	361,382		328,577	716,461		644,115
OPERATING INCOME	240,201		227,650	468,423		445,917
Interest expense	156,946		151,261	310,332		302,458

Income before minority interest	83,255		76,389	158,091		143,459
Minority interest	(3,820)		(586)	(4,681)		(2,419)
Gain (Loss) on sales of assets and other, net	11,619	(A)	0	(1,881)	(B)	23
Income tax expense of taxable REIT subsidiaries	(6,632)	(A)	(2,064)	(8,642)		(4,027)

Income before unconsolidated entities	84,422		73,739	142,887		137,036
Income from other unconsolidated entities	19,836		25,594	36,908		46,974

Income from continuing operations	104,258		99,333	179,795		184,010
Results of operations from discontinued operations	(809)		1,499	(770)		4,888
Gain (loss) on disposal or sale of discontinued operations, net	197		(17,010)	288		(12,758)

Income before allocation to limited partners	103,646		83,822	179,313		176,140
LESS:
Limited partners' interest in the Operating Partnership	20,201		15,012	34,776		33,673
Preferred distributions of the Operating Partnership	4,900		2,835	9,805		5,670

NET INCOME	78,545		65,975	134,732		136,797
Preferred dividends	(7,834)		(15,683)	(15,670)		(31,365)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$70,711		$50,292	$119,062		$105,432

SIMON
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.34	$0.33	$0.58	$0.59
Discontinued operations—results of operations and gain on disposal or sale, net	0.00	(0.06)	0.00	(0.03)

Net income available to common shareholders	$0.34	$0.27	$0.58	$0.56

Percentage Change	25.9%		3.6%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.34	$0.32	$0.58	$0.59
Discontinued operations—results of operations and gain on disposal or sale, net	0.00	(0.06)	0.00	(0.03)

Net Income available to common shareholders	$0.34	$0.26	$0.58	$0.56

Percentage Change	30.8%		3.6%

SELECTED U.S. REGIONAL MALL OPERATING STATISTICS

	June 30, 2004	June 30, 2003
Occupancy(C)
Consolidated Assets	90.9%	91.1%
Unconsolidated Assets	91.8%	92.4%
Total Portfolio	91.3%	91.6%
Average rent per square foot(C)
Consolidated Assets	$32.01	$30.23
Unconsolidated Assets	$34.38	$33.49
Total Portfolio	$32.92	$31.47
Comparable sales per square foot(D)
Consolidated Assets	$404	$376
Unconsolidated Assets	$448	$425
Total Portfolio	$419	$393
Total sales per square foot(D)
Consolidated Assets	$399	$371
Unconsolidated Assets	$442	$419
Total Portfolio	$414	$388

SIMON
Reconciliation of Net Income to FFO(E)
Unaudited
(In thousands, except as noted)

        The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio.

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004	2003
Net Income(F)(G)(H)	$78,545		$65,975	$134,732	$136,797
Plus: Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	25,101		17,847	44,581	39,343
Plus: Depreciation and amortization from consolidated properties and discontinued operations	143,547		125,852	279,798	247,929
Plus: Simon's share of depreciation and amortization from unconsolidated entities	42,140		37,829	83,632	72,502
Plus: (Gain)/loss on sales of real estate and discontinued operations	(11,816)		17,010	1,593	12,735
Plus: Tax provision related to gain on sale	4,415	(A)	0	4,415	0
Less: Minority interest portion of depreciation and amortization	(1,938)		(632)	(3,019)	(1,966)
Less: Preferred distributions and dividends	(12,734)		(18,518)	(25,475)	(37,035)

FFO of the Simon Portfolio	$267,260		$245,363	$520,257	$470,305

Per Share Reconciliation:
Diluted net income per share	$0.34		$0.26	$0.58	$0.56
Plus: Depreciation and amortization from consolidated properties and the Company's share of depreciation and amortization from unconsolidated affiliates, net of minority interest portion of depreciation and amortization	0.70		0.65	1.36	1.27
Plus: (Gain)/loss on sales of real estate and discontinued operations	(0.04)		0.07	0.01	0.05
Plus: Tax provision related to gain on sale	0.02	(A)	0.00	0.02	0.00
Less: Impact of additional dilutive securities for FFO per share	(0.01)		(0.02)	(0.00)	(0.03)

Diluted FFO per share	$1.01		$0.96	$1.97	$1.85

Details for per share calculations:
FFO of the Simon Portfolio	$267,260		$245,363	$520,257	$470,305
Adjustments for dilution calculation:
Impact of Series B and C preferred stock conversion & option exercise(I)	1,275		9,123	2,549	16,972

Diluted FFO of the Simon Portfolio	268,535		254,486	522,806	487,277

FFO Allocable to the LP Unitholders	(58,283)		(57,587)	(116,401)	(113,026)

Diluted FFO allocable to Common Shareholders	$210,252		$196,899	$406,405	$374,251

Basic weighted average shares outstanding	205,553		189,037	203,901	188,077
Adjustments for dilution calculation:
Effect of stock options	808		790	888	712
Impact of Series B preferred 6.5% convertible stock	0		12,491	0	12,491
Impact of Series C cumulative preferred 7% convertible units	1,968		1,968	1,968	990

Diluted weighted average shares outstanding	208,329		204,286	206,757	202,270
Weighted average limited partnership units outstanding	57,605		60,746	59,096	61,575

Diluted weighted average shares and units outstanding	265,934		265,032	265,853	263,845

Basic FFO per share	$1.01		$0.99	$1.98	$1.89
Percent Increase	2.0%			4.8%
Diluted FFO per share	$1.01		$0.96	$1.97	$1.85
Percent Increase	5.2%			6.5%

SIMON
Balance Sheets
Unaudited
(In thousands, except as noted)

	June 30, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$16,021,671	$14,971,823
Less—accumulated depreciation	2,855,549	2,556,578

	13,166,122	12,415,245
Cash and cash equivalents	519,070	535,623
Tenant receivables and accrued revenue, net	285,756	305,200
Investment in unconsolidated entities, at equity	1,641,205	1,811,773
Deferred costs, other assets, and minority interest, net	651,957	616,880

Total assets	$16,264,110	$15,684,721

LIABILITIES:
Mortgages and other indebtedness	$11,051,380	$10,266,388
Accounts payable, accrued expenses and deferred revenue	674,106	667,610
Cash distributions and losses in partnerships and joint ventures, at equity	24,532	14,412
Other liabilities, minority interest and accrued dividends	232,011	280,414

Total liabilities	11,982,029	11,228,824

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	774,697	859,050
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	258,220	258,220
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 12,000,000 and 12,078,012 issued and outstanding, respectively. Liquidation values $375,000 and $376,950, respectively.	365,771	367,483
Common stock, $.0001 par value, 400,000,000 shares authorized, 208,131,505 and 200,876,552 issued and outstanding, respectively	21	20
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 and 3,200,000 issued and outstanding, respectively	—	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,189,362	4,121,332
Accumulated deficit	(1,243,556)	(1,097,317)
Accumulated other comprehensive income	18,141	12,586
Unamortized restricted stock award	(28,057)	(12,960)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,249,164	3,338,627

	$16,264,110	$15,684,721

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
REVENUE:
Minimum rent	$251,224	$212,645	$504,987	$418,131
Overage rent	3,890	3,493	9,477	8,756
Tenant reimbursements	134,144	107,199	263,437	212,975
Other income	27,248	37,672	48,419	64,996

Total revenue	416,506	361,009	826,320	704,858
EXPENSES:
Property operating	76,563	58,235	154,937	113,305
Depreciation and amortization	76,028	62,861	152,850	122,949
Real estate taxes	36,126	33,239	74,294	68,161
Repairs and maintenance	19,598	19,370	39,088	37,999
Advertising and promotion	11,346	8,760	21,348	16,906
Provision for credit losses	2,508	3,284	5,067	6,036
Other	21,882	18,708	43,975	35,792

Total operating expenses	244,051	204,457	491,559	401,148
OPERATING INCOME	172,455	156,552	334,761	303,710
Interest expense	96,006	87,109	192,669	172,561

Income Before Minority Interest and Unconsolidated Entities	76,449	69,443	142,092	131,149
(Loss)/income from unconsolidated entities	(1,612)	1,896	(2,301)	4,190
Minority interest	0	(269)	0	(361)

Income from Continuing Operations	74,837	71,070	139,791	134,978
(Loss)/income from discontinued joint venture interests(J)	(800)	408	(9,493)	2,664
Gain on disposal or sale of discontinued operations	4,704	0	4,704	0

NET INCOME	$78,741	$71,478	$135,002	$137,642

Third-party investors' share of Net Income	$52,831	$38,537	$85,851	$77,859

Our share of Net Income	25,910	32,941	49,151	59,783
Amortization of Excess Investment	6,074	7,347	12,243	12,809

Income from Unconsolidated Joint Ventures	$19,836	$25,594	$36,908	$46,974

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	June 30, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$9,945,530	$10,239,929
Less—accumulated depreciation	1,823,968	1,798,564

	8,121,562	8,441,365
Cash and cash equivalents	277,339	308,781
Tenant receivables	199,466	262,893
Investment in unconsolidated entities	105,459	94,853
Deferred costs and other assets	203,597	227,485

Total assets	$8,907,423	$9,335,377

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other indebtedness	$6,462,866	$6,643,052
Accounts payable, accrued expenses and deferred revenue	290,649	310,190
Other liabilities	37,555	74,206

Total liabilities	6,791,070	7,027,448

Preferred units	152,450	152,450
Partners' equity	1,963,903	2,155,479

Total liabilities and partners' equity	$8,907,423	$9,335,377

Our Share of:
Total assets	$3,775,791	$3,861,497

Partners' equity	$902,966	$885,149
Add: Excess Investment, net	713,707	912,212

Our net investment in joint ventures	$1,616,673	$1,797,361

Mortgages and other indebtedness	$2,729,805	$2,739,630

        Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We generally amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

  (A)
  On April 7, 2004, the Company sold its interest in the New York Times Square Westin Hotel. SPG's share of gross proceeds was $17 million, resulting in a net gain of $11.6 million. The tax effect of this gain of $4.4 million is included in Income tax expense of taxable REIT subsidiaries on the Statements of Operations.

  (B)
  Represents additional estimated loss recorded as a result of the Special Master's memorandum on May 3, 2004 clarifying the calculation of "net profits" that must be disgorged by the Company related to the Mall of America litigation. The Company has appealed the Court's September 10, 2003 Order and will appeal the Special Master's findings.

  (C)
  Includes mall and freestanding stores.

  (D)
  Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

  (E)
  As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

  (F)
  Includes our share of gains on land sales of $10.3 million and $15.0 million for the three months ended June 30, 2004 and 2003, respectively, and $14.6 million and $20.8 million for the six months ended June 30, 2004 and 2003, respectively.

  (G)
  Includes our share of straight-line adjustments to minimum rent of $0.8 million and $2.2 million for the three months ended June 30, 2004 and 2003, respectively, and $3.0 million and $3.9 million for the six months ended June 30, 2004 and 2003, respectively.

  (H)
  Includes our share of the fair market value of leases from acquisitions of $9.7 million and $2.9 million for the three months ended June 30, 2004 and 2003, respectively, and $17.1 million and $4.7 million for the six months ended June 30, 2004 and 2003, respectively.

  (I)
  Includes dividends of Series B and C Preferred Stock allocable to the Company as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding. The Series B shares impacted only the 2003 results as they were converted or redeemed during 2003.

  (J)
  Discontinued Joint Venture Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of June 30, 2004.

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  Exhibit 99.2
SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDENDS
SIMON Statements of Operations Unaudited (In thousands, except as noted)
SIMON Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON Reconciliation of Net Income to FFO(E) Unaudited (In thousands, except as noted)
SIMON Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)
SIMON Footnotes to Financial Statements Unaudited